Exhibit 99.1

CARDCONNECT ACQUIRES MERTZCO, INC.

ACQUISITION ADVANCES STRATEGY TO TRANSITON TO GREATER

DIRECT DISTRIBUTION PRESENCE

MERTZCO CEO MICHAEL J. MERTZ NAMED COMPANY’S CHIEF SALES OFFICER,

RECEIVES INDUCEMENT GRANT

King of Prussia, Pa (April 3, 2017) — CardConnect Corp. (NASDAQ: CCN) (the “Company”) today announced that it completed the acquisition of MertzCo, Inc. (“MertzCo”). MertzCo, located in Chicago, Illinois, markets and resells credit card, debit card, gift card, loyalty card, and other payment process services. MertzCo also offers automated clearing house services, point of sale equipment, software and related goods and services. During 2016, MertzCo’s merchant accounts processed approximately $1.5 billion of annual payment processing transaction volume. As the largest value added reseller of the CardConnect brand, primarily to Integrated Software Vendors (ISVs), MertzCo generates more annual processing volume, has more total merchants, and has activated more total new merchants over the last 12 months than any other CardConnect independent sales organization.

Jeff Shanahan, CEO and President of CardConnect, said, “The acquisition of MertzCo will be immediately accretive to CardConnect. This represents the next logical step in CardConnect’s successful 10 year relationship with Michael Mertz and his team. With its deep roots and extensive relationships across the ISV channel, MertzCo has consistently generated strong growth, recently as a value-added reseller of CardPointe. Now, in combining Michael’s ability to build a high-producing sales organization with CardConnect’s best in class payment technology for software partners and merchants, we expect to significantly expand our direct distribution channel - one of our 2017 growth objectives. Michael is deeply committed to sustaining his record of outstanding growth, now across the broader CardConnect platform as our Chief Sales Officer responsible for growing our direct channel, and as such, has taken a meaningful ownership stake alongside existing management."

Michael J. Mertz, the sole stockholder of MertzCo, said, “As a growing independent sales office, MertzCo had the opportunity to partner with a number of processors. We chose to merge with CardConnect because we believe CardConnect is the best positioned company in payments with fully integrated, PCI-certified EMV technology, as well as deep integrations into SAP, Oracle and many other software platforms. As Chief Sales Officer, I look forward to expanding CardConnect’s direct sales channel efforts and helping ISVs, SMB and Enterprise level customers improve their payment facilities.”

Mr. Mertz was appointed as the Company’s Chief Sales Officer in connection with the acquisition. Mr. Mertz has 27 years’ experience in the payment processing business.  From 2003 through joining the Company in April 2017, Mr. Mertz served as Chief Executive Officer of MertzCo.  Prior to that, Mr. Mertz began his career at SIA Merchant Services where he was the Vice President of Business Development.  Mr. Mertz received his Marketing degree from Kelley School of Business, Indiana University.

In connection with his hiring, Mr. Mertz was granted an inducement stock option to purchase 400,000 shares of the Company’s common stock at an exercise price of $13.10 per share, which is the closing price of the Company's common stock on April 3, 2017, the date of grant. The option has a ten year term and vests in four equal installments over a period of four years, with 25% vesting on the first anniversary of the grant date. The option was granted outside of the Company’s Amended and Restated 2016 Omnibus Equity Compensation Plan, but will be subject to terms and conditions generally consistent with those in the plan. The option grant was granted as an inducement material to Mr. Mertz entering into employment with the Company in accordance with NASDAQ Listing Rule 5635(c)(4).

Ledgewood PC acted as counsel to CardConnect Corp. Fried, Frank, Harris, Shriver& Jacobson LLP represented MertzCo, Inc.

About CardConnect

CardConnect (NASDAQ:CCN) is a leading provider of payment processing and technology solutions, helping more than 67,000 organizations – from independent coffee shops to iconic global brands – accept billions of dollars in card transactions each year. Since its inception in 2006, CardConnect has developed advanced payment solutions backed by patented, PCI-validated point-to-point encryption (P2PE) and tokenization. The company’s small-to-midsize business offering, CardPointe, is a comprehensive platform that includes a powerful reporting and transaction management portal that extends to a native mobile app. For enterprise-level organizations, CardSecure integrates omni-channel payment acceptance into several ERP systems – such as Oracle, SAP, JD Edwards and Infor M3 – in a way that minimizes PCI compliance requirements and lowers transaction costs. Additional information about CardConnect is available at www.cardconnect.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate”, “believe”, “expect”, “estimate”, “plan”, “outlook”, and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Such forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside the Company’s control that could cause actual results to differ materially from the results discussed in the forward-looking statements. Additional factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements can be found in the Company’s most recent annual report on Form 10-K and subsequently filed current reports on Form 8-K, which are available, free of charge, at the SEC’s website at www.sec.gov. You are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

Joe Hassett

Gregory FCA

610-228-2110

joeh@gregoryfca.com